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Exhibit 2.1

[MALLESONS STEPHEN JAQUES LETTERHEAD]

        Share Sale Agreement

        Dated 27 September 2008

        Westaff Inc ("Seller")
        Humanis Blue Pty Limited ("        Buyer")

        Mallesons Stephen Jaques
        Level 50
        Bourke Place
        600 Bourke Street
        Melbourne Vic 3000
        Australia
        T +61 3 9643 4000
        F +61 3 9643 5999
        DX 101 Melbourne
         www.mallesons.com

Details		6
General terms		8
1	Interpretation	8
1.1	Definitions	8
1.2	References to certain general terms	16
1.3	Next Business Day	17
1.4	Headings	17
2	Sale and purchase of Shares	17
2.1	Sale and purchase	17
2.2	Free from Encumbrance	17
3	Purchase Price and deposit	17
3.1	Purchase Price	17
3.2	Payment of deposit	17
3.3	Release of deposit	17
4	Conditions Precedent	18
4.1	Conditions Precedent	18
4.2	Reasonable endeavours	18
4.3	Waiver	19
4.4	Termination of agreement by either party	19
4.5	Termination by Seller	19
4.6	Effect of termination	19
4.7	Deemed satisfaction of Conditions Precedent	20
5	Completion	20
5.1	Time and place of Completion	20
5.2	Seller's obligations	20
5.3	Transfers to be held in escrow	20
5.4	Buyer's obligations	21
5.5	Simultaneous actions at Completion	21
5.6	Post-Completion obligations	21
5.7	Post-Completion access	21
6	Payment of the Purchase Price	21
6.1	Payment on Completion	21
6.2	Subsequent payment	21
6.3	Adjustment Statement	22
6.4	Contents of Adjustment Statement	22
6.5	Preparation of Adjustment Statement	22
6.6	Payment of Adjustment Amount	22
6.7	Resolution of disputes on Adjustment Statement	22
6.8	Consideration does not include GST	23
6.9	Recovery of GST	23
6.10	Time of payment	23
6.11	Adjustment of additional amount	23
6.12	Reimbursement	24
6.13	Method of payment	24

7	Conduct of business pending Completion	24
7.1	Restricted activities	24
7.2	Transfer of trade marks	25
8	Conduct of business after Completion	25
8.1	Acknowledgement in relation to Seller Marks	25
8.2	Exclusion of directors and officers from liability	25
8.3	BAS returns	25
8.4	Software licenses	25
9	Warranties and representations	26
9.1	Accuracy	26
9.2	Matters disclosed	26
9.3	Buyer's acknowledgement	26
9.4	Buyer's representation	27
9.5	Seller's acknowledgment	27
10	Limitations of Liability	28
10.1	Notice of Claims	28
10.2	Third party Claims	28
10.3	Seller to consider Claims	28
10.4	Seller to defend Claim	29
10.5	Buyer's election to defend claim	29
10.6	Seller not liable	29
10.7	Recovery	29
10.8	Reduction in Purchase Price	30
10.9	Time limit on Claims	30
10.10	Minimum amount of Claim	30
10.11	Maximum liability—aggregate	30
10.12	Maximum liability—tax warranties	30
10.13	Exclusion of consequential liability	30
10.14	Insured Claim or loss	31
10.15	Act or omission after Completion	31
10.16	Later recoveries	31
10.17	Obligation to mitigate	31
10.18	Tax benefit	31
11	Buyer's warranties	31
11.1	Buyer's warranties	31
11.2	Indemnity	32
12	Default	32
12.1	Failure by a party to Complete	32
12.2	Specific performance or termination	32
12.3	Termination of agreement	32
13	Confidential Information and privacy	32
13.1	Confidential Information	32
13.2	Disclosure of Confidential Information	33
13.3	Use of Confidential Information	33

13.4	Excluded Information	33
13.5	Delivery of materials	33
13.6	Disclosure to other potential buyers	33
13.7	Disclosure prior to the date of this agreement	33
13.8	Enforcement by Companies	33
13.9	Privacy	33
13.10	Application of clause 13.9	34
13.11	Use of Personal Information by Seller after Completion	34
13.12	Survival of termination	34
14	Announcements	34
14.1	Public announcements	34
14.2	Public announcements required by Law	34
15	Costs and stamp duty	35
15.1	Legal costs	35
15.2	Stamp duty	35
16	Notices and other communications	35
16.1	Form—all communications	35
16.2	Form—communications sent by email	35
16.3	Delivery	35
16.4	When effective	36
16.5	When taken to be received	36
16.6	Receipt outside business hours	36
17	Assignment	36
18	Miscellaneous	36
18.1	Discretion in exercising rights	36
18.2	Partial exercising of rights	36
18.3	No liability for loss	36
18.4	Approvals and consents	37
18.5	Conflict of interest	37
18.6	Remedies cumulative	37
18.7	Rights and obligations are unaffected	37
18.8	Variation and waiver	37
18.9	No merger	37
18.10	Indemnities	37
18.11	Further steps	37
18.12	Entire agreement	37
18.13	Construction	37
18.14	Knowledge and belief	38
19	Governing Law, jurisdiction and service of process	38
19.1	Governing Law	38
19.2	Serving documents	38
20	Counterparts	38
Schedule 1—Shares
Schedule 2—Form of directors release

Schedule 3—Warranties
Schedule 4—Adjustment Statement Principles
Schedule 5—Adjustment Statement Schedule
Schedule 6—Intellectual Property
Schedule 7—Contracts and leases
Signing page	42
Annexure A: Financial Statements
Annexure B: Reference Balance Sheet
Annexure C: Licence Agreement
Annexure D: Corporate and security structure

Details

Parties	Seller and Buyer
Seller	Name	Westaff Inc
	Incorporated in	Delaware, USA
	Address	298 N. Wiget Lane, Walnut Creek, California 94598
	Telephone	+1 925 930 5300
	Fax	+1 949 481 7083
	Email	jryan@westaff.com
	Attention	Legal and Corporate Secretary
Buyer	Name	Humanis Blue Pty Limited
	ACN	132 703 907
	Incorporated in	Commonwealth of Australia
	Address	Level 6, 31 Queen Street, Melbourne VIC 3000
	Telephone	61 411 050 634
	Fax	+61 3 8677 9903
	Email	amason@cashelhousegroup.com.au
	Attention	Angus Mason, Director
Recitals	A	Westaff (Australia) Pty Limited (ABN 71 007 654 131) is a company incorporated in Australia and has its registered office at Level 3, 100 Albert Road South Melbourne VIC 3205 ("Westaff Australia").
	B	Westaff NZ Limited (Company Number 71919) is a company incorporated in New Zealand and has its registered office at 182 Great South Road Remuera Auckland ("Westaff NZ").
	C	Westaff Australia has issued 591 shares and Westaff NZ has issued 21,000 shares.
	D	Westaff Support Inc is the registered and beneficial owner of all of the ordinary shares of Westaff NZ.
	E	Westaff Support Inc is the beneficial owner of 466 ordinary shares of Westaff Australia.

	F	Willard Robert Stover is the registered owner of 125 ordinary shares of Westaff Australia.
	G	Joan Cote Stover and Willard Robert Stover, jointly, are the registered owners of 466 ordinary shares of Westaff Australia.
	H	The Seller has agreed to sell its interests in the Shares and to procure the sale of the remaining interests in the Shares, and the Buyer has agreed to buy the Shares, on the terms of this agreement.
Governing law	Victoria, Australia
Date of agreement	See Signing page

General terms

1      Interpretation

1.1   Definitions

  These meanings apply unless the contrary intention appears.

  Accounting Standards means:

  (a)
  accounting standards as that term is defined in the Corporations Act; and

  (b)
  to the extent not inconsistent with paragraph (a) generally accepted Australian accounting principles which are consistently applied; and

  (c)
  for a corporation which is incorporated outside Australia, all accepted accounting principles which are generally applicable in the place of incorporation of that corporation.

  Action means an action, dispute, Claim, demand, investigation, inquiry, prosecution, litigation, proceeding, arbitration, mediation or dispute resolution.

  Adjustment Amount means an amount determined from the Adjustment Statement, in accordance with clause 6.5 ("Preparation of Adjustment Statement").

  Adjustment Statement means a statement showing Net Operating Assets in the format set out in Schedule 5.

  Adjustment Statement Principles means the principles, policies and procedures set out in Schedule 4.

  Agreed Net Operating Assets means the figure as set out in Column A of Schedule 5.

  Amount of Consideration means:

  (a)
  the amount of any payment in connection with a supply; and

  (b)
  in relation to non-monetary consideration in connection with a supply, the GST exclusive market value of that consideration as reasonably determined by the Supplier.

  Assets means the assets from time to time of the Companies.

  Auditor means BDO Kendalls Audit & Assurance (NSW-VIC) Pty Limited of the Rialto, 525 Collins Street, Melbourne, Victoria, 3000.

  Authorised Officer means, in respect of a party, a director or secretary of the party or a person appointed by the party to act as an Authorised Officer under this agreement.

  Business means the business of providing integrated staffing services in Australia and New Zealand, which includes providing temporary staffing services including permanent placement, replacement, supplemental and on-site temporary programs, as it is presently being conducted.

  Business Day means a day other than a Saturday, Sunday or public holiday in Melbourne, Victoria.

  Business Premises means all the land and buildings leased, occupied, owned or otherwise used by either Company.

  Cash means cash held in bank account and on deposit by the Companies.

  Citrix Hardware means the licence server that facilitates the use of the Citrix Software.

  Citrix Software means the software that Westaff Support Inc is licensed to use under a license from Citrix as at the date of this agreement.

  Claim means any allegation, debt, cause of action, Liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent, whether at Law, in equity, under statute or otherwise.

  Company or Companies mean Westaff Australia and Westaff NZ, as the context requires.

  Companies Act means the Companies Act 1993 (NZ).

  Completion Balance Sheet means the balance sheet of the Group as at Completion Date in the same format as the Reference Balance Sheet in Annexure B which is used to calculate the Net Operating Assets.

  Completion means completion of the sale and purchase of the Shares in accordance with clause 5 ("Completion") and Complete has a corresponding meaning.

  Completion Date means the business day that falls 7 days after the Conditions Precedent are satisfied or any other date agreed by the Seller and the Buyer.

  Conditions Precedent means the conditions precedent set out in clause 4 ("Conditions Precedent").

  Confidential Information means all Information disclosed to the Receiving Party or any Related Body Corporate or Representative of the Receiving Party, under or in connection with this agreement, including:

  (a)
  information which, either orally or in writing, is designated or indicated as being the proprietary or confidential information of the Disclosing Party or any of its Related Bodies Corporate; and

  (b)
  information derived or produced partly or wholly from the Information including any calculation, conclusion, summary or computer modelling,

  whether the Information was disclosed:

  (c)
  orally, in writing or in electronic or machine readable form;

  (d)
  before, on or after the date of this agreement;

  (e)
  as a result of discussions between the parties concerning or arising out of the acquisition of the Business; or

  (f)
  by the Disclosing Party or any of its Representatives, any of its Related Bodies Corporate, any Representatives of its Related Bodies Corporate or by any third person.

  Controller has the meaning it has in the Corporations Act.

  Corporations Act means the Corporations Act 2001 (Cwlth).

  CP Date means the date which falls 30 Days after the Signing Date or such other date the parties agree in writing.

  Deposit Amount means $250,000.

  Details means the section of this agreement headed "Details".

  Disclosing Party means the party disclosing Confidential Information.

  Disclosure Material means all of the information and material which was provided by the Seller to the Buyer during its due diligence investigations, the record of which is contained on the CD

  Roms and has been initialled for identification by the Buyer and the Seller on the date of this agreement.

  Due Diligence means the enquiries and investigations into the Group carried out by the Buyer and its Representatives.

  Duty means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of them but excludes Tax.

  Employees means all of the employees of each of the Companies at Completion.

  Encumbrance means any:

  (a)
  security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power, title retention or flawed deposit arrangement; or

  (b)
  right, interest or arrangement which has the effect of giving another person a preference, priority or advantage over creditors including any right of set-off; or

  (c)
  right that a person (other than the owner) has to remove something from land (known as a profit à pendre), easement, public right of way, restrictive or positive covenant, lease, or licence to use or occupy; or

  (d)
  third party right or interest or any right arising as a consequence of the enforcement of a judgment,

  or any agreement to create any of them or allow them to exist.

  Excluded Information means Confidential Information which:

  (a)
  is in or becomes part of the public domain other than through breach of this agreement or an obligation of confidence owed to the Disclosing Party or any Related Body Corporate of the Disclosing Party;

  (b)
  the Receiving Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Disclosing Party or its Related Bodies Corporate or Representatives (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

  (c)
  the Receiving Party acquires from a source other than the Disclosing Party or any Related Body Corporate or Representative of the Disclosing Party where such source is entitled to disclose it.

  External Debt means:

  (a)
  the aggregate amount as at the Completion Date of all financial indebtedness (including accrued but unpaid interest on such financial indebtedness but excluding trade creditors and Intercompany Balances) of the Companies arising:

  (i)
  from borrowings from any bank or other financial institution; or

  (ii)
  under any finance lease or hire purchase agreement to which either Company is party,

  less:

  (b)
  the aggregate amount as at the Completion Date of pre-paid interest in respect of the financial indebtedness referred to in paragraph (a).

  Financial Reporting Act means the Financial Reporting Act 1993 (NZ).

  Financial Statements mean, for Westaff Australia, each of the:

  (a)
  audited balance sheet of Westaff Australia as at 3 November 2007;

  (b)
  audited profit and loss statement of Westaff Australia for the 52 week period ending on 3 November 2007;

  (c)
  audited statement of cash flows of Westaff Australia for the 52 week period ending on 3 November 2007;

  (d)
  applicable notes to each of the above required by the Accounting Standards;

  (e)
  any other information necessary to give a true and fair view of the financial position and performance of Westaff Australia; and

  (f)
  a directors' declaration regarding the financial statements for Westaff Australia (taken together) containing the information and opinions required by the Corporations Act,

  and for Westaff NZ, each of the:

  (g)
  audited balance sheet of Westaff NZ as at 4 November 2007;

  (h)
  audited profit and loss statement of Westaff NZ for the year ending on 4 November 2007;

  (i)
  audited statement of cash flows of Westaff NZ for the year ending on 4 November 2007;

  (j)
  applicable notes to each of the above required by the Accounting Standards;

  (k)
  any other information necessary to give a true and fair view of the financial position and performance of Westaff NZ; and

  (l)
  financial statements that have been signed by the directors of Westaff NZ in accordance with the Financial Reporting Act,

  copies of which are attached as Annexure A ("Financial Statements").

  Government Agency means any government, governmental, semi-governmental, administrative, fiscal or judicial body department, commission, authority, tribunal, agency or entity.

  Group means the group comprised of Westaff Australia and Westaff NZ.

  GST means a goods and services or similar tax imposed in Australia.

  GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cwlth).

  Incoming Directors means the persons nominated by the Buyer to be directors of a Company from Completion.

  Independent Expert means the person appointed as expert jointly by the Seller and the Buyer or if they do not agree on the person to be appointed within seven days of one party requesting appointment, the accountant appointed by the President of the Australian Institute of Chartered Accountants at the request of either the Seller or the Buyer.

  Information means all information regardless of its Material Form relating to or developed in connection with:

  (a)
  the business, technology or other affairs of the Disclosing Party or any Related Body Corporate of the Disclosing Party, or in the case of the Seller only, the Companies; or

  (b)
  any systems, technology, ideas, concepts, know-how, techniques, designs, specifications, blueprints, tracings, diagrams, models, functions, capabilities and designs (including computer software, manufacturing processes or other information embodied in drawings or specifications), intellectual property or any other information which is marked "confidential" or is otherwise indicated to be subject to an obligation of confidence owned or used by or licensed to the Disclosing Party or a Related Body Corporate of the Disclosing Party, or in the case of the Seller only, the Companies.

  Input Tax Credit has the meaning it has in the GST Act.

  A person is Insolvent if:

  (a)
  it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act); or

  (b)
  it is in liquidation, in provisional liquidation, under administration or wound up or has had a Controller appointed to any of its property; or

  (c)
  it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement); or

  (d)
  an application or order has been made (and in the case of an application, it is not stayed, withdrawn or dismissed within 30 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of (a), (b) or (c) above; or

  (e)
  it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand; or

  (f)
  it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this agreement reasonably deduces it is so subject); or

  (g)
  it is otherwise unable to pay its debts when they fall due; or

  (h)
  something having a substantially similar effect to (a) to (g) happens in connection with that person under the Law of any jurisdiction.

  Intercompany Balances means any intercompany receivables and payables between Westaff Australia and Westaff New Zealand on the one hand, and Westaff Inc. or other parties related to Westaff Inc. on the other hand, as at Completion.

  Interest Rate means:

  (a)
  for the first 12 months from the Completion Date, the rate of interest applying to each daily balance which is the rate 4% per annum above the 90 day Bank Bill Swap Reference Rate last published on or before that day in The Australian Financial Review; and

  (b)
  from the first anniversary of the Completion Date, the rate of interest applying to each daily balance which is the rate 8% per annum above the 90 day Bank Bill Swap Reference Rate last published on or before that day in The Australian Financial Review.

  Last Balance Date means 3 July 2008.

  Law includes:

  (a)
  any law, regulation, authorisation, ruling, judgment, order or decree of any Government Agency; and

  (b)
  any statute, regulation, proclamation, ordinance or by-law in:

  (i)
  Australia; or

    (ii)
    any other jurisdiction.

  Liability means any liability or obligation (whether actual, contingent or prospective), including for any Loss irrespective of when the acts, events or things giving rise to the liability occurred.

  Licence Agreement means the agreement of that name between Westaff Support Inc and each Company under which Westaff Support Inc licences certain Seller Marks to the Companies in the form set out in Annexure C.

  Loss means all damage, loss, cost and expense (including legal costs and expenses of whatsoever nature or description).

  Mark includes a reference to a trade mark, logo, symbol, get up, domain name, business name, service mark, brand name and similar rights whether registered or unregistered.

  Material Contract means a contract requiring payments over the term of the contract in excess of $100,000 or for a term of more than 5 years.

  Material Form includes any form (whether visible or not) of storage from which reproductions can be made.

  Microsoft Software means the following programs that are licensed to Westaff Support Inc as at the date of this agreement under a Microsoft Volume Licence:

  (a)
  MS Pro Desktop;

  (b)
  MS Exchange Server Enterprise;

  (c)
  MS Terminal Server Standard CAL;

  (d)
  MS Windows Server Standard;

  (e)
  MS Visio Standard; and

  (f)
  MS Project Standard.

  Net Operating Assets means the net assets as at Completion identified in the Adjustment Statement and includes the following:

  (a)
  the current assets of the Group, comprising:

  (i)
  accounts receivable (net of specific provision and a fixed $150,000 general provision for bad debts);

  (ii)
  prepayments; and

  (iii)
  accrued income (if any);

  less:

  (b)
  the current liabilities of the Group, comprising:

  (i)
  trade creditors and unpresented cheques held by the Group relating to external trade creditors; and

  (ii)
  accrued expenses including labour and other accrued expenses of an operating nature; and

  (iii)
  any other Liability excluding employee entitlement provisions and Intercompany Balances.

  For the avoidance of doubt Net Operating Assets excludes any allowances for any deferred tax asset or liabilities, External Debt, Intercompany Balances or Income Tax Liabilities.

  Ordinary Course of Business means continued trading activity of the Businesses or such other actions or activities to maintain or operate the Business consistent with prudent management practices or consistent with the current method of conducting the Business.

  Personal Information means information or an opinion (including information or an opinion forming part of a database), whether true or not, and whether recorded in a Material Form or not, about an individual whose identity is apparent, or can reasonably be ascertained, from the information or opinion.

  Privacy Laws means:

  (a)
  the Privacy Act 1988 (Cwlth);

  (b)
  the Privacy Act 1993 (NZ);

  (c)
  any other requirement under Australian or (where applicable) New Zealand Law, industry code, policy or statement relating to the handling of Personal Information.

  Purchase Price means the aggregate consideration payable for the Shares calculated in accordance with this agreement.

  Receiving Party means the recipient of Confidential Information.

  Records means originals and copies, in any Material Form, of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with either Company and may include:

  (a)
  minute books, statutory books and registers, books of account and copies of taxation returns;

  (b)
  sales literature, market research reports, brochures and other promotional material (including printing blocks, negatives, sound tracks and associated material);

  (c)
  all sales and purchasing records, contracts, designs and working papers;

  (d)
  all trading and financial records; and

  (e)
  lists of all regular suppliers and customers.

  Recovered Sum means the amount recovered by the Buyer under clause 10.7 ("Recovery").

  Reference Balance Sheet means the balance sheet of the Group as at the Reference Date as set out in Annexure B which was used to calculate the Agreed Net Operating Assets.

  Reference Date means 3 July 2008.

  Related Body Corporate:

  (a)
  in relation to Westaff Australia, has the meaning it has in the Corporations Act;

  (b)
  in relation to Westaff NZ, means a "Related Company" as defined in the Companies Act.

  Representative of a party includes an employee, agent, officer, director, auditor, adviser, partner, associate, consultant, joint venturer or sub-contractor of that party or of a Related Body Corporate of that party.

  Retiring Directors means:

  (a)
  in the case of Westaff Australia—Michael T Willis;

  (b)
  in the case of Westaff NZ—Michael T Willis.

  Securities means shares, debentures, stocks, bonds, notes, interests in a managed investment scheme, units, warrants, options, derivative instruments or any other securities.

  Security Documentation means:

  (a)
  a guarantee and indemnity between Humanis Group Limited and the Seller;

  (b)
  a fixed and floating charge between the Buyer and the Seller; and

  (c)
  a vendor intercreditor deed between the Buyer, St George Bank Limited and the Seller,

  in a form agreed by the relevant parties between the date of this agreement and Completion.

  Seller Mark means any Mark which is owned or used by the Seller.

  Seller Management means Michael Willis, Christa Leonard and Steve Russo.

  Shares means the issued shares in the capital of each Company agreed to be sold under this agreement and Share means any one of those shares.

  Signing Date means the date of execution of this agreement by the Seller and the Buyer.

  St George Term Sheet means the Summary of Credit Approved Structure and Terms between the Buyer and St George Corporate & Acquisition Finance as provided to the Seller dated July 2008.

  Tax means income tax, capital gains tax, recoupment tax, sales tax, payroll tax, fringe benefits tax, prescribed payments tax, goods and services tax, customs duties and workcover contributions together with any related interest, penalties, fines and other statutory charges whether accruing before or after Completion, but excludes Duty.

  Tax Act means:

  (a)
  the Income Tax Assessment Act 1936 ("Cwlth") or the Income Tax Assessment Act 1997 (Cwlth), as the context requires;

  (b)
  in relation to Westaff NZ, the Income Tax Act 2007, the Goods and Services Tax Act 1985 or the Tax Administration Act 1994, as the context requires.

  Tax Authority means any governmental authority responsible for Tax.

  Tax Claim means an assessment notice (including a notice of adjustment of a loss claimed by the Companies in a manner adversely affecting the Business, demand or other document issued or action taken by or on behalf of a Tax Authority, whether before or after the date of this agreement, which relates to the period ending on the Completion Date or any previous financial year as a result of which the Companies are liable to make a payment for Tax or is deprived of any credit, rebate, refund, relief, allowance, deduction or loss carried forward.

  Tax Invoice has the meaning it has in the GST Act.

  Tax Law means any law relating to either Tax or Duty as the context requires.

  Trade Practices Act means:

  (a)
  in relation to Westaff Australia, the Trade Practices Act 1974 ("Cwlth"); and

  (b)
  in relation to Westaff NZ, the Commerce Act 1986 and the Fair Trading Act 1986.

  Warranties means the warranties and representations in this agreement including clause 9 ("Warranties and representations") and schedule 3 ("Warranties") and Warranty has a corresponding meaning.

  Westaff Australia means Westaff (Australia) Pty Limited (ABN 71 007 654 131), a company incorporated in Australia which has its registered office at Level 3, 100 Albert Road South Melbourne VIC 3205.

  Westaff Intellectual Property means any intellectual property rights (including all current registered and unregistered rights in respect of copyright, designs, circuit layouts, know-how, confidential information, patents, inventions and discoveries and all other intellectual property as defined in article 2 of the convention establishing the World Intellectual Property Organisation 1967) which are owned or used by Westaff Australia or Westaff NZ or licensed by the Seller to them.

  Westaff NZ means Westaff NZ Limited (Company Number 71919), a company incorporated in New Zealand which has its registered office at 182 Great South Road Remuera Auckland.

1.2   References to certain general terms

  Unless the contrary intention appears, a reference in this agreement to:

  (a)
  (clauses, annexures and schedules) a clause, annexure or schedule is a reference to a clause in or annexure or schedule to this agreement;

  (b)
  (variations or replacements) a document (including this agreement) includes any variation or replacement of it;

  (c)
  (reference to statutes) a statute, ordinance, code or other Law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

  (d)
  (singular includes plural) the singular includes the plural and vice versa;

  (e)
  (person) the word "person" includes an individual, a firm, a body corporate, a partnership, joint venture, an unincorporated body or association, or any Government Agency;

  (f)
  (executors, administrators, successors) a particular person includes a reference to the person's executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

  (g)
  (two or more persons) an agreement, representation or Warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

  (h)
  (jointly and individually) an agreement, representation or Warranty by two or more persons binds them jointly and each of them individually;

  (i)
  (dollars) Australian dollars, dollars, $ or A$ is a reference to the lawful currency of Australia;

  (j)
  (calculation of time) a period of time dating from a given day or the day of an act or event, it is to be calculated exclusive of that day;

  (k)
  (reference to a day) a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

  (l)
  (accounting terms) an accounting term is a reference to that term as it is used in Accounting Standards;

  (m)
  (reference to a group of persons) a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

  (n)
  (meaning not limited) the words "include", "including", "for example" or "such as" when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind;

  (o)
  (time of day) time is a reference to Melbourne, Australia time.

1.3   Next Business Day

  If an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day.

1.4   Headings

  Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation of this agreement.

2      Sale and purchase of Shares

2.1   Sale and purchase

  The Seller agrees to:

  (a)
  transfer all of its right, title and interest in the Shares to the Buyer;

  (b)
  procure that Westaff Support Inc transfer all of its right, title and interest in the share capital of Westaff NZ to the Buyer;

  (c)
  procure that Willard Robert Stover transfer all of his right, title and interest in the Shares to the Buyer; and

  (d)
  procure that Willard Robert Stover and Joan Cote Stover, jointly, transfer all of their right, title and interest in the Shares to the Buyer,

  and the Buyer agrees to pay the Seller, on the terms and conditions of this agreement.

2.2   Free from Encumbrance

  The Shares must be transferred free from any Encumbrance and with all rights attached or accruing to them on and from the date of this agreement.

3      Purchase Price and deposit

3.1   Purchase Price

  The price payable to the Seller for the Shares is $19,000,000, on the basis that the Buyer acquires the Companies inclusive of $1 million in Cash, free of External Debt, income tax liabilities and Intercompany Balances in accordance with clause 6 ("Payment of Purchase Price"). The Purchase Price payable is calculated, and will be adjusted, in the manner set out in clause 6.

3.2   Payment of deposit

  The Buyer agrees to pay to the Mallesons Stephen Jaques Trust Account the Deposit Amount on signing of this agreement.

3.3   Release of deposit

  The parties agree that:

  (a)
  if:

  (i)
  the Buyer fails to Complete on the Completion Date (except in the circumstances described in paragraph (b)); or

  (ii)
  this agreement is terminated by the Seller in accordance with clause 4.5; or

  (iii)
  Completion occurs,

    then Mallesons Stephen Jaques must pay the deposit to the Seller;

  (b)
  if the Buyer is ready and willing to Complete (and has the financing in place to do so) on the Completion Date, but Completion does not occur due to:

  (i)
  the non-satisfaction of a Condition Precedent which is expressed to be for the benefit of the Buyer (and which has not been waived by the Buyer) and this agreement is terminated by the Buyer under clause 4.4; or

  (ii)
  the parties' failure to agree and execute the Security Documentation and this agreement is terminated by the Buyer or Seller under clause 4,

  then Mallesons Stephen Jaques must pay the deposit to the Buyer.

4      Conditions Precedent

4.1   Conditions Precedent

  Completion is conditional on:

  (a)
  (Licence Agreement) execution of the Licence Agreement;

  (b)
  (Contractual consents) the Seller obtaining consents to the change in control of Westaff Australia or Westaff NZ (as applicable) from the counterparties to the contracts listed in Part A of Schedule 7;

  (c)
  (Landlord consents) the Seller obtaining consents to the change in control of Westaff Australia or Westaff NZ (as applicable) from the lessors of the properties listed in Part B of Schedule 7;

  (d)
  (Correction of ASIC Register and Cancellation of Redeemable Preference Shares) the Seller correcting the ASIC register to reflect the correct number of redeemable preference shares on issue and cancelling the redeemable preference shares;

  (e)
  (Security Documentation) execution of the Security Documentation;

  (f)
  (repayment of Intercompany Balances) the repayment or cancellation of any Intercompany Balances;

  (g)
  (repayment of External Debt) the repayment of any External Debt and the release of any associated security; and

  (h)
  (Cash) the Seller providing evidence that the amount of Cash in the Group is at least $1 million.

4.2   Reasonable endeavours

  (a)
  Each party must use its reasonable endeavours to obtain the satisfaction of the Conditions Precedent. The parties must keep each other informed of any circumstances which may result in any Condition Precedent not being satisfied in accordance with its terms.

  (b)
  The Seller must use its reasonable endeavours to obtain consents to a change in control of Westaff Australia or Westaff New Zealand (as applicable) from the lessors of the properties listed in Part C of Schedule 7.

  (c)
  The Buyer must provide all reasonable assistance requested by the Seller to obtain the consents contemplated by clauses 4.1(b) and (c) and clause 4.2(b), including, but not limited to, disclosing the capital structure and debt levels of the Buyer.

4.3   Waiver

  The Conditions Precedent in:

  (a)
  clauses 4.1(a), (b), (c), (d), (f), (g) and (h) are for the benefit of the Buyer; and

  (b)
  clause 4.1(e) is for the benefit of the Seller.

  If a Condition Precedent is expressed to be for the benefit of the Buyer or the Seller, the relevant party may at any time waive that Condition Precedent by notice given to the other party.

4.4   Termination of agreement by either party

  The Conditions Precedent are inserted for the benefit of the Buyer or the Seller and if any of the Conditions Precedent are not satisfied on the CP Date (and have not been waived in accordance with clause 4.3) then, if the party who wishes to terminate this agreement has complied with clause 4.2 ("Reasonable endeavours"), this agreement may be terminated at any time before Completion by notice given by the Buyer or the Seller to the other of them.

4.5   Termination by Seller

  If Completion does not occur on the Completion Date for any reason other than the Seller's default, act or omission, then the Seller may terminate this agreement upon 5 business days notice to the Buyer.

4.6   Effect of termination

  If this agreement is terminated under clause 4.4 ("Termination of agreement by either party"), clause 4.5 ("Termination by Seller") or clause 12.2 ("Specific performance or termination") then, in addition to any other rights, powers or remedies provided by Law:

  (a)
  each party is released from its obligations under this agreement other than in relation to clauses 13 ("Confidential Information and privacy") and 15.1 ("Legal costs");

  (b)
  each party retains the rights it has against any other party in connection with any breach or Claim that has arisen before termination; and

  (c)
  the Buyer must return to the Seller all documents and other materials in any medium in its possession, power or control which contain any information relating to either Company, including the Records.

4.7   Deemed satisfaction of Conditions Precedent

  The parties agree that the Conditions Precedent contained in clauses 4.1(b) and 4.1(c) will be automatically deemed to have been satisfied in the event that those conditions are no longer conditions precedent to financing under the St George Term Sheet.

5      Completion

5.1   Time and place of Completion

  Completion will take place at 10:00am on the Completion Date at the offices of Mallesons Stephen Jaques, Solicitors, Level 50, 600 Bourke Street, Melbourne, Victoria, Australia or any other time and place agreed between the Seller and the Buyer.

5.2   Seller's obligations

  On Completion, the Seller must deliver to the Buyer:

  (a)
  (transfers and Share certificates) subject to clause 5.3, executed transfers in favour of the Buyer (or as it may direct) of all the Shares, the share certificates for the Shares (if any) and any consents which the Buyer reasonably requires to obtain registration of those transfers;

  (b)
  (Records and common seal) the Records and the common seal (if any) of each Company except that if the Seller is required to retain any of the documents for legal or internal record keeping purposes, the Seller may deliver copies of those documents to the Buyer;

  (c)
  (bank authority) duly completed bank authorities directed to the bankers of each Company authorising the operation of each of its bank accounts by nominees of the Buyer and terminating the authority of each of the present signatories;

  (d)
  (resignations) written resignations of the Retiring Directors;

  (e)
  (directors resolution of each Company) a certified copy of a resolution of directors of each Company resolving that:

  (i)
  subject to the payment of stamp duty (if any) by the Buyer, the transfer of the Shares will be registered; and

  (ii)
  each of the Incoming Directors be appointed to the board of directors of the relevant Company, and the resignation of the Retiring Directors from the board be accepted, all with effect from Completion, but so that a properly constituted board of directors is in existence at all times;

  (f)
  (release of guarantees) evidence satisfactory to the Buyer that each Company has been released from any guarantee, indemnity or similar obligation which it has given for the benefit of the Seller or any Related Body Corporate of the Seller;

  (g)
  (Conditions Precedent) evidence that the Conditions Precedent set out in clause 4.1 have been satisfied; and

  (h)
  (release in favour of former directors and officers) a release executed by each Company in favour of each of the pre-Completion directors and officers in the form set out in schedule 2 ("Form of director's release").

5.3   Transfers to be held in escrow

  The Seller's obligation under clause 5.2(a) to deliver executed transfers to the Buyer will be satisfied by the Seller delivering the executed transfers to Mallesons Stephen Jaques and instructing them to release the executed transfers to the Buyer upon receipt of funds in accordance with clause 6.1.

5.4   Buyer's obligations

  On Completion the Buyer must:

  (a)
  (payment) pay the Seller in accordance with clause 6.1 ("Payment on Completion") if the Seller complies with clause 5.2 ("Seller's obligations");

  (b)
  (Security Documentation) deliver the executed Security Documentation to the Seller as security for the payment due under clause 6.2 ("Subsequent payment"); and

  (c)
  (consents to act) deliver executed consents to act by the Incoming Directors.

5.5   Simultaneous actions at Completion

  In respect of Completion:

  (a)
  the obligations of the parties under this agreement are interdependent; and

  (b)
  unless otherwise stated, all actions required to be performed by a party at Completion are taken to have occurred simultaneously on the Completion Date.

5.6   Post-Completion obligations

  (a)
  The Buyer will:

  (i)
  change the name of each of the Companies to a name not including 'Westaff' (or any similar name) in accordance with the Licence Agreement and provide the Seller with evidence that this change has been made and notified to ASIC; and

  (ii)
  otherwise procure compliance by the Licensee of all of its obligations under the Licence Agreement.

  (b)
  Each party will immediately give to the other party all payments, notices, correspondence, information or enquiries in relation to the Company which it receives after Completion and which belong to the other party.

5.7   Post-Completion access

  For a period of 24 months from Completion, the Buyer will provide the Seller with such reasonable access to the Records of the Companies as is required to enable the Seller to satisfy its internal and statutory reporting requirements.

6      Payment of the Purchase Price

6.1   Payment on Completion

  On Completion, the Buyer agrees to pay to the Seller to the Mallesons Stephen Jaques Trust Account (or otherwise as the Seller directs, provided that such direction has been given by the CP Date) the Purchase Price of $16,000,000, less the Deposit Amount.

6.2   Subsequent payment

  (a)
  On the first anniversary of Completion, the Buyer agrees to pay to the Seller (or as the Seller directs) the sum of $3,000,000 less any judgment in favour of the Buyer, or any amount payable by the Seller, in respect of breach of Warranty.

  (b)
  Interest will be payable to the Seller on the unpaid portion of the Purchase Price at the applicable Interest Rate monthly until the full Purchase Price has been paid by the Buyer to the Seller.

6.3   Adjustment Statement

  Within six weeks of Completion, the Buyer must procure that:

  (a)
  an Adjustment Statement will be prepared by Westaff Australia;

  (b)
  the Adjustment Statement will be reviewed by the Auditor, who will be instructed by the Seller to provide an opinion that the Adjustment Statement has been prepared in accordance with clauses 6.4 ("Contents of Adjustment Statement") and 6.5 ("Preparation of Adjustment Statement"); and

  (c)
  the Seller and Buyer will be provided access to the Adjustment Statement work papers prepared by Westaff Australia and the Adjustment Statement review work papers prepared by the Auditor.

6.4   Contents of Adjustment Statement

  The Adjustment Statement must show the Net Operating Assets.

6.5   Preparation of Adjustment Statement

  (a)
  The Adjustment Statement must be prepared in accordance with the Adjustment Statement Principles and be in the format set out in Schedule 5.

  (b)
  The Buyer must ensure that each Company provides the Auditor with such reasonable access, assistance and facilities as it requires to audit the Adjustment Statement. The Seller will bear the costs of preparing the Adjustment Statement.

6.6   Payment of Adjustment Amount

  Subject to clause 6.7, if Net Operating Assets plus cash, less accrued income tax liability is:

  (a)
  less than the Agreed Net Operating Assets plus $1,000,000 Cash, then the Seller must pay to the Buyer the difference; or

  (b)
  greater than the Agreed Net Operating Assets plus $1,000,000 Cash, then the Buyer must pay to the Seller the difference,

  within fifteen days after the Adjustment Statement has been audited by the Auditor in accordance with clause 6.3 ("Adjustment Statement"). In the event the Seller fails to pay any amount due to the Buyer under (i) of this clause, the Buyer may set that amount off against any payment to the Seller under clause 6.2.

6.7   Resolution of disputes on Adjustment Statement

  (a)
  (Independent Expert) If the Seller and the Buyer cannot agree on all (or part of) an item referred to in the Adjustment Statement within 21 days of the delivery of the Adjustment Statement, then either of them may within a further 21 days refer the disagreement to the Independent Expert with the request that the Independent Expert make a decision on the disagreement as soon as practical after receiving any submissions from the Seller and the Buyer. Those submissions must be made in writing within 30 days (or such other time as may be agreed) after the Independent Expert is appointed. A copy must be made available to each party.

  (b)
  (Decision binding) The decision of the Independent Expert is, in the absence of manifest error, conclusive and binding on the parties for the purposes of determining the amount payable in respect of the relevant item (or part of it) in determining the Adjustment Amount payable under this agreement.

  (c)
  (Payment) If this clause applies in respect of all or part of any item referred to in the Adjustment Statement, the amount to be paid under clause 6.6 ("Payment of Adjustment Amount") will exclude the item (or the relevant part of it) in dispute. Payment in respect of that item (or the relevant part of it) must be made within seven days after the Independent Expert's report under this clause 6.7 has been delivered. Payment of the amount not in dispute must be made within the seven day period referred to in clause 6.6 ("Payment of Adjustment Amount").

  (d)
  (Costs) The Seller and the Buyer agree to each pay one half of the Independent Expert's costs and expenses in connection with the reference. The Independent Expert will be appointed as an expert and not as an arbitrator. The procedures for determination are to be decided by the Independent Expert in its discretion.

6.8   Consideration does not include GST

  The consideration specified in this agreement does not include any amount:

  (a)
  in relation to Westaff Australia, for GST; and

  (b)
  in relation to Westaff NZ, for goods and services tax levied under the Goods and Services Act 1985 (NZ), it being acknowledged that the transfer of the Shares is exempt for GST purposes in New Zealand.

6.9   Recovery of GST

  If a supply under this agreement is subject to GST, the recipient must pay to the supplier an additional amount equal to the Amount of Consideration multiplied by the applicable GST rate.

6.10 Time of payment

  The additional amount in respect of GST is payable by the recipient to the supplier at the same time as the consideration for the supply is payable or is to be provided. However, the additional amount need not be paid until the supplier gives the recipient a Tax Invoice.

6.11 Adjustment of additional amount

  If there is an adjustment event in relation to a supply which results in the amount of GST on a supply being different from the amount in respect of GST already recovered by the supplier, as appropriate, the supplier:

  (a)
  may recover from the recipient the amount by which the amount of GST on the supply exceeds the amount already recovered; or

  (b)
  must refund to the recipient the amount by which the amount already recovered exceeds the amount of GST on the supply; and

  (c)
  must issue an Adjustment Note in relation to the supply to the recipient within 28 days of the adjustment event where the recipient is not required to issue an Adjustment Note in relation to the supply.

6.12 Reimbursement

  If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified does not include any amount for GST for which the party is entitled to an Input Tax Credit.

6.13 Method of payment

  Each payment referred to in this clause 6 must be made by, at the option of the recipient, bank cheque or direct deposit of cleared funds to the credit of a bank account specified in writing by the recipient before Completion.

7      Conduct of business pending Completion

7.1   Restricted activities

  Subject to clause 7.2, except to the extent required to comply with the obligations under this agreement (including the satisfaction of any Conditions Precedent), the Seller covenants and undertakes to the Buyer that, between the date of this agreement and the Completion Date, except with the prior written consent of the Buyer, it will or will ensure that each of Westaff Australia and Westaff NZ will:

  (a)
  manage and conduct the respective Businesses as a going concern and in an efficient and business-like manner;

  (b)
  ensure the Businesses will not in any material way depart from the Ordinary Course of Business;

  (c)
  not dispose of its business assets except for disposal made in the Ordinary Course of Business;

  (d)
  not increase, reduce, or otherwise change the issued capital of either of Westaff Australia or the rights attaching to the Shares;

  (e)
  not issue any shares, stock units, debentures, convertible securities or other equity interests in Westaff NZ (including options or rights to acquire or subscribe for shares or other equities in the capital of Westaff NZ);

  (f)
  not redeem or buy back the Shares nor agree to do so;

  (g)
  not change the constitution of either of the Companies;

  (h)
  not give or agree to give any guarantee, indemnity or bond in respect of or to secure the obligations of any person except in the Ordinary Course of Business;

  (i)
  not grant or agree to grant any debenture, mortgage, charge or other security over its assets except in the Ordinary Course of Business;

  (j)
  not enter into any new arrangement, or give another person any new option to share income or profits of the Business (including any joint venture, partnership or other profit sharing arrangement);

  (k)
  not undertake any capital expenditure or enter into any commitment to do so except in the Ordinary Course of Business;

  (l)
  not grant an option to purchase or right of first refusal over the Business or the Shares;

  (m)
  not enter into any new loan agreement or make any other new financial accommodation;

  (n)
  not borrow any money under any new facility or accept any form of new financial accommodation;

  (o)
  not make any change to the terms and conditions of employment, remuneration or superannuation benefits of its directors, employees, commission agents or sales personnel other than in the Ordinary Course of Business;

  (p)
  not make any offers of employment other than in the Ordinary Course of Business;

  (q)
  not acquire or dispose of any fixed assets other than in the Ordinary Course of Business; and

  (r)
  not be wound up and there will be no appointment of an administrator or controller over either of the Companies or the assets of the Business.

7.2   Transfer of trade marks

  Notwithstanding clause 7.1, nothing prevents Westaff Australia or Westaff NZ transferring the intellectual property described in Schedule 6 to the Seller or any of its Related Bodies Corporate prior to Completion.

8      Conduct of business after Completion

8.1   Acknowledgement in relation to Seller Marks

  The Buyer acknowledges that, from Completion, it and the Companies will have the right in or to use any Seller Mark or Westaff Intellectual Property, only as set out in the Licence Agreement.

8.2   Exclusion of directors and officers from liability

  From Completion, the Buyer, to the maximum extent permitted by law, will ensure that each Company does not take any Action or proceeding or make any Claim or demand against any member of Seller Management or any of the present or former directors or officers of either Company in respect of any act or omission on the part of such director or officer before Completion, other than any matter arising from the wilful misconduct or dishonesty of that director or officer.

  The Buyer acknowledges that this clause is for the benefit of those members of Seller Management, present or former directors and officers of either Company, and is held on trust for them by the Seller.

8.3   BAS returns

  In respect of the tax period in which Completion occurs, the Seller must ensure that it gives to the Buyer, as requested by the Buyer, on a timely basis, all information that the Seller holds that is needed to lodge the BAS return for the Company or any subsidiary for that tax period and a future six tax periods as may be required.

8.4   Software licenses

  The Seller grants the Buyer (on behalf of Westaff Australia), from Completion, sub licences to use:

  (a)
  the Microsoft Software for a period of 3 months; and

  (b)
  the Citrix Software and Citrix Hardware for a period of 4 months.

  Upon expiry of the sub licences, the Buyer must procure that Westaff Australia obtains its own licence to use the Microsoft Software and the Citrix Software, to the extent that it continues to use the Microsoft Software and the Citrix Software.

9      Warranties and representations

9.1   Accuracy

  The Seller represents and warrants to the Buyer that each Warranty is correct and not misleading in any respect on the date of this agreement and will be correct and not misleading in any respect on the Completion Date as if made on and as at each of those dates.

9.2   Matters disclosed

  Each Warranty is to be read down and qualified by any information:

  (a)
  disclosed to the Buyer by the Seller in the Disclosure Material;

  (b)
  which is otherwise within the actual knowledge of the Buyer;

  (c)
  disclosed in writing to the Buyer during the course of the Due Diligence; or

  (d)
  that would have been disclosed to the Buyer had the Buyer conducted searches prior to Completion of records open to public inspection maintained by:

  (i)
  in the case of Westaff Australia, the Australian Securities and Investments Commission, the Trade Marks Office, the Land Titles Office in each Australian State and Territory, any Government Agency or utilities, the High Court, the Federal Court and the Supreme Courts in every State and Territory in Australia; and

  (ii)
  in the case of Westaff NZ, the New Zealand Companies Office, Land Information New Zealand, the Intellectual Property Office of New Zealand, the Personal Property Securities Register and any Court in New Zealand,

  which is or may be inconsistent with that Warranty and, to the extent that any Warranty is incorrect or misleading having regard to any such information, that Warranty is deemed not to have been given. No amount will be recoverable by the Buyer in respect of any breach of Warranty to the extent that the breach arises by reason of or in relation to any such information.

9.3   Buyer's acknowledgement

  The Buyer acknowledges and agrees that:

  (a)
  in entering into this agreement and in proceeding to Completion, the Buyer does not rely on any statement, representation, warranty, condition, forecast or other conduct which may have been made by or on behalf of the Seller, except the Warranties;

  (b)
  it has had the opportunity to conduct a Due Diligence;

  (c)
  irrespective of whether or not the Due Diligence was as full or exhaustive as the Buyer would have wished, it has nevertheless independently and without the benefit of any inducement, representations or warranty (other than the Warranties) from the Seller or its agents determined to enter into this agreement;

  (d)
  the disclosures regarding each Company (including, the information, forecasts and statements of intent contained in material provided to the Buyer in the Disclosure Material or made in management presentations or discussions) are accepted by the Buyer and that neither the Seller nor any of its agents, directors, officers, employees or advisers has made or makes any representation or warranty as to the accuracy or completeness of those disclosures or that information;

  (e)
  neither the Seller nor any of its agents, directors, officers or employees:

  (i)
  accepts any duty of care in relation to the Buyer in respect of any disclosure or the provision of any information referred to in clause 9.3(d); or

  (ii)
  is to be liable to the Buyer if, for whatever reason, any such information is or becomes inaccurate, incomplete or misleading in any particular way; and

  (f)
  subject to any Law to the contrary and except as provided in the Warranties, all terms, conditions, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded, and the Seller disclaims all Liability in relation to them, to the maximum extent permitted by Law.

9.4   Buyer's representation

  The Buyer represents that, on the basis of the Due Diligence and other information of which it is aware at the date of this agreement, it does not have knowledge or belief of any matter which is, or would with the passage of time become, a material breach of any Warranty other than any potential breaches of a Warranty disclosed in the Disclosure Material.

9.5   Seller's acknowledgment

  The Seller acknowledges that the representation given by the Buyer in clause 9.4 ("Buyer's representation") does not give the Seller a cause of Action against the Buyer and may only be raised by the Seller as a defence to any Claim by the Buyer.

10    Limitations of Liability

10.1 Notice of Claims

  If the Buyer becomes aware of any matter or circumstance that may give rise to a Claim under or in relation to or arising out of this agreement, including a breach of a Warranty:

  (a)
  the Buyer must give notice of the Claim to the Seller; and

  (b)
  the notice must contain:

  (i)
  the facts, matters or circumstances that may give rise to the Claim;

  (ii)
  if it is alleged that the facts, matters or circumstances referred to in sub-clause (i) constitute a breach of this agreement, including a breach of a Warranty, the basis for that allegation; and

  (iii)
  an estimate of the amount of the Loss, if any, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim.

10.2 Third party Claims

  If the matter or circumstance that may give rise to a Claim against the Seller under or in relation to or arising out of this agreement, including a breach of a Warranty, is a result of or in connection with a Claim by or liability to a third party then:

  (a)
  the Buyer must within 3 Business Days give notice of the Claim to the Seller;

  (b)
  the notice must contain:

  (i)
  the facts, matters or circumstances that may give rise to the Claim;

  (ii)
  if it is alleged that the facts, matters or circumstances referred to in sub-clause (i) constitute a breach of this agreement including a breach of a Warranty, the basis for that allegation; and

  (iii)
  an estimate of the amount of the Loss, if any, arising out of or resulting from the Claim or the facts, matters or circumstances that may give rise to the Claim;

  (c)
  at the expense and direction of the Seller, the Buyer must either:

  (i)
  take such Action (including legal proceedings or making claims under any insurance policies) as the Seller may require to avoid, dispute, resist, defend, appeal, compromise or mitigate the Claim; or

  (ii)
  offer the Seller the option to assume defence of the Claim; and

  (d)
  the Buyer must not (and must procure that the Companies do not) settle, make any admission of liability or compromise any Claim, or any matter which gives or may give rise to a Claim, without the prior consent of the Seller which consent may be withheld by the Seller at its absolute discretion.

10.3 Seller to consider Claims

  The Seller must notify the Buyer within 15 Business Days of receipt of a notice of a Claim under clause 10.1 ("Notice of Claims") or clause 10.2 ("Third party Claims") indicating whether it admits or denies the Claim (in whole or in part) (or, in the case of third party Claims, whether it exercises the option in clause 10.2(c)(ii) ("Third party Claims")).

10.4 Seller to defend Claim

  Subject to clause 10.5 ("Buyer's election to defend claim") if the Seller exercises the option in clause 10.2(c)(ii) ("Third party Claims"), then:

  (a)
  the Buyer agrees to co-operate with the Seller and do all things reasonably requested by the Seller in respect of the Claim;

  (b)
  the Seller agrees, at its own expense, to defend the Claim;

  (c)
  the Seller may settle or compromise the Claim with the consent of the Buyer, such consent not to be unreasonably withheld; and

  (d)
  the Seller agrees to consult with the Buyer in relation to the conduct of the Claim and not take or persist in any course that might reasonably be regarded as harmful to the goodwill, reputation, affairs or operation of the Buyer or a Company.

10.5 Buyer's election to defend claim

  The Buyer may elect to conduct the defence (or settlement) of a third party Claim in which case clause 10.4 will not apply and the Seller will have no liability in respect of any Warranty to the extent it relates to such Claim.

10.6 Seller not liable

  The Seller is not liable to the Buyer (or any person deriving title from the Buyer) for any Claim under or in relation to or arising out of this agreement including a breach of a Warranty:

  (a)
  if the Buyer has failed to comply with clause 10.1 ("Notice of Claims") or clause 10.2 ("Third party Claims") as the case may be;

  (b)
  if the Claim is wholly as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Buyer after Completion;

  (c)
  if the Claim is as a result of or in respect of any legislation not in force at the date of this agreement (including legislation which takes effect retrospectively);

  (d)
  to the extent that the Claim arises or is increased as a result only of an increase in the rates, or scope of taxation after Completion;

  (e)
  to the extent that the Claim arises or is increased as a result of any change in Accounting Standards after Completion;

  (f)
  to the extent that provision has been made for any fact, matter or circumstance giving rise to a Claim in the Financial Statements; or

  (g)
  if the Buyer was informed by the Seller on or before the date of this agreement of any fact, matter or circumstance, which gives rise to or forms the basis of the Claim.

10.7 Recovery

  Where the Buyer is or may be entitled to recover from some other person any sum in respect of any matter or event which could give rise to a Claim, the Buyer will:

  (a)
  use its best endeavours to recover that sum before making the Claim;

  (b)
  keep the Seller at all times fully and promptly informed of the conduct of such recovery; and

  (c)
  reduce the amount of the Claim by the amount of the Recovered Sum.

  If the recovery is delayed until after the Claim has been paid by the Seller to the Buyer the Recovered Sum will be paid to the Seller.

10.8 Reduction in Purchase Price

  If payment is made for a breach of any Warranty, the payment is to be treated as an equal reduction in the purchase price of each Share.

10.9 Time limit on Claims

  The Buyer may not make any Claim under this agreement including for a breach of Warranty unless:

  (a)
  full details of the Claim have been notified to the Seller in accordance with clause 10.1 ("Notice of Claims") or clause 10.2 ("Third party Claims") within 1 year from the Completion Date; and

  (b)
  full details of any Tax Claim have been notified to the Seller in accordance with Clause 10.1 or 10.2 within 6 years of the Completion Date.

  A Claim will not be enforceable against the Seller and is to be taken for all purposes to have been withdrawn unless any legal proceedings in connection with the Claim are commenced within twelve months after written notice of the Claim is served on the Seller in accordance with clause 10.1 ("Notice of Claims") or clause 10.2 ("Third party Claims").

10.10  Minimum amount of Claim

  The Buyer may not make any Claim under this agreement including for a breach of Warranty:

  (a)
  if the amount of the Claim is less than $50,000; and

  (b)
  unless and until the aggregate amount of all Claims properly made under this agreement exceeds $300,000,

10.11  Maximum liability—aggregate

  The Seller's total liability for loss or damage of any kind not excluded by clause 10.13 ("Exclusion of consequential liability") however caused (including in respect of the warranties contained in section 8 of Schedule 3 which are subject to the cap in clause 10.12), in contract, tort, (including negligence), under any statute or otherwise from or relating in any way to this agreement or its subject matter is limited in aggregate for any and all Claims to $5,000,000.

10.12  Maximum liability—tax warranties

  The Seller's total liability for loss or damage of any kind not excluded by clause 10.13 ("Exclusion of consequential liability") relating in any way to the taxation warranties contained in section 18 of Schedule 3 is limited in aggregate for any and all such Claims to $1,000,000.

10.13  Exclusion of consequential liability

  The Seller excludes all liability for indirect and consequential loss or damage (including for loss of profit (whether direct, indirect, anticipated or otherwise), loss of expected savings, opportunity costs, loss of business (including loss or reduction of goodwill), damage to reputation and loss or corruption of data regardless of whether any or all of these things are considered to be indirect or consequential losses or damage) in contract, tort (including negligence), under any statute or otherwise arising from or related in any way to this agreement or its subject matter.

10.14  Insured Claim or loss

  The Seller will not be liable for any Claim under or in relation to or arising out of this agreement including a breach of a Warranty unless the Buyer has first caused the relevant Company to make a Claim under any insurance policy held by that Company which may cover that Claim and that Claim has been denied in whole or in part by the relevant insurer. If the Buyer has still incurred some damage or Loss, that remaining amount will be the amount of the Buyer's Loss for the purposes of this agreement.

10.15  Act or omission after Completion

  The Seller's liability to the Buyer for loss or damage of any kind in contract, tort (including negligence), under any statute or in relation to or arising out of this agreement including a breach of a Warranty will be reduced to the extent that the Claim arises as a result of or in connection with any act or omission after Completion by the Buyer or a Company (unless such act or omission was, or was not, undertaken in reliance of a Warranty).

10.16  Later recoveries

  If, after the Seller has made a payment to the Buyer pursuant to a Claim under or in relation to or arising out of this agreement, including a breach of a Warranty, the Buyer, either Company receives a payment in relation to the fact, matter or circumstance to which the Claim related, then the Buyer must repay to the Seller the amount received from the Seller or, if less, the amount of the payment or benefit which was received by the Buyer, or either Company (as the case may be).

10.17  Obligation to mitigate

  Nothing in this clause 10 ("Limitations of Liability") in any way restricts or limits the general obligation at Law of the Buyer to mitigate any Loss or damage which it may incur in consequence of any breach by the Seller of the terms of this agreement including a breach of a Warranty.

10.18  Tax benefit

  In calculating the Liability of the Seller for a Claim arising under, in relation to or arising out of this agreement, including a breach of any Warranty, any tax benefit or reduction received by the Buyer as a result of the loss or damage arising from that breach must be taken into account.

11    Buyer's warranties

11.1 Buyer's warranties

  The Buyer represents and warrants to the Seller that each of the following statements is correct and not misleading in any material respect on the date of this agreement and will be correct and not misleading as at the Completion Date as if made on each of those dates:

  (a)
  it has the power to enter into and perform this agreement and has obtained all necessary consents and authorisations to enable it to do so;

  (b)
  the entry into and performance of this agreement by it does not constitute a breach of any obligation (including any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking by which it is bound;

  (c)
  this agreement constitutes valid and binding obligations upon it enforceable in accordance with its terms by appropriate legal remedy;

  (d)
  this agreement and Completion do not conflict with or result in a breach of or default under any applicable Law, any provision of its constitution or any material term or provision of its constitution or any material term or provision of any agreement or deed or writ, order or injunction, judgment, Law, rule or regulation to which it is a party or is subject or by which it is bound;

  (e)
  no voluntary arrangement has been proposed or reached with any creditors of the Buyer;

  (f)
  the Corporate and Security Structure contained in Annexure D is complete and accurate; and

  (g)
  the Buyer is able to pay its debts as and when they fall due.

11.2 Indemnity

  The Buyer indemnifies the Seller against any Loss that the Seller may incur to the extent caused by any breach of the representations and warranties in clause 11.1 ("Buyer's warranties").

12    Default

12.1 Failure by a party to Complete

  If a party does not Complete, other than as a result of default by the other party, the non-defaulting party may give the defaulting party notice requiring it to Complete within 5 Business Days of receipt of the notice.

12.2 Specific performance or termination

  If the defaulting party does not Complete within the period specified in clause 12.1 ("Failure by a party to Complete") the non-defaulting party may choose either to proceed for specific performance or terminate this agreement. In either case, the non-defaulting party may seek damages for the default.

12.3 Termination of agreement

  If this agreement is terminated then clause 4.6 ("Effect of termination") will apply with the necessary changes. A termination of this agreement under this clause will not affect any other rights the parties have against one another at Law or in equity.

13    Confidential Information and privacy

13.1 Confidential Information

  Subject to clauses 13.6 ("Disclosure to other potential buyers"), 13.8 ("Enforcement by Companies") and 13.9 ("Privacy") no Confidential Information may be disclosed by the Receiving Party to any person except:

  (a)
  to Representatives of the Receiving Party or its Related Bodies Corporate requiring the information for the purposes of this agreement;

  (b)
  with the consent of the Disclosing Party;

  (c)
  if the Receiving Party is required to do so by Law, a stock exchange or any regulatory authority; or

  (d)
  if the Receiving Party is required to do so in connection with legal proceedings relating to this agreement.

13.2 Disclosure of Confidential Information

  If the Receiving Party discloses information under clause 13.1(a) or (b) ("Confidential Information") the Receiving Party must use its reasonable endeavours to ensure that recipients of the Confidential Information do not disclose the Confidential Information except in the circumstances permitted in clause 13.1 ("Confidential Information").

13.3 Use of Confidential Information

  The Buyer must not use any Confidential Information except for the purpose of performing its obligations under this agreement.

13.4 Excluded Information

  Clauses 13.1 ("Confidential Information"), 13.2 ("Disclosure of Confidential Information") and 13.3 ("Use of Confidential Information") do not apply to Excluded Information.

13.5 Delivery of materials

  The Receiving Party must, on the request of the Disclosing Party, immediately deliver to the Disclosing Party or otherwise destroy all documents or other materials containing or referring to Confidential Information of the Disclosing Party which are:

  (a)
  in the Receiving Party's possession, power or control; or

  (b)
  in the possession, power or control of persons who have received Confidential Information under clause 13.1(a) or (b) ("Confidential Information").

13.6 Disclosure to other potential buyers

  The Buyer acknowledges that the Seller may have disclosed to other potential buyers of the Shares information which may be of a confidential nature and that clause 13.1 ("Confidential Information") does not apply to any such disclosure.

13.7 Disclosure prior to the date of this agreement

  The Buyer acknowledges that the Seller has disclosed information prior to the date of this agreement which may be of a confidential nature and that clause 13.1 ("Confidential Information") does not apply to any such disclosure prior to the date of this agreement.

13.8 Enforcement by Companies

  Nothing in this clause 13 ("Confidential Information and privacy") will prevent either Company from enforcing any confidentiality agreement entered into by potential buyers of the Shares before the date of this agreement, to the extent that the confidentiality agreement was for the benefit of and is enforceable by the Company.

13.9 Privacy

  The Buyer agrees:

  (a)
  to comply with all Privacy Laws;

  (i)
  by which it is bound; and

  (ii)
  by which the Seller is bound and notifies the Buyer

    in connection with Personal Information collected, used or disclosed in connection with this agreement;

  (b)
  to notify the Seller immediately after it becomes aware that a disclosure of Personal Information may be required by Law before Completion;

  (c)
  not to do anything with the Personal Information that may cause the Seller to be in breach of a Privacy Law of which the Seller has notified the Buyer;

  (d)
  to notify the Seller of any request the Buyer receives before Completion for access to Personal Information which the Seller has disclosed to the Buyer;

  (e)
  not to give access to, or copies of, Personal Information disclosed by the Seller to the Buyer to anyone except to the individual to whom the Personal Information relates without the Seller's consent unless the Buyer is required to do so under a Privacy Law; and

  (f)
  to the Seller retaining Personal Information which is part of the Confidential Information because it is an Excluded Asset or otherwise required to be retained by the Seller pursuant to this agreement.

13.10  Application of clause 13.9

  Clause 13.9 ("Privacy") prevails over the balance of this clause 13 ("Confidential information and privacy") to the extent of any inconsistency in respect of Personal Information which is also Confidential Information.

13.11  Use of Personal Information by Seller after Completion

  If the Seller is required by this agreement or by Law to retain any Personal Information which is part of the Confidential Information, the Seller may use and disclose that Personal Information for the purpose for which it is required to be retained under this agreement or as required by that other Law or by any Privacy Laws.

13.12  Survival of termination

  This clause 13 ("Confidential information and privacy") will survive termination of this agreement.

14    Announcements

14.1 Public announcements

  Subject to clause 14.2 ("Public announcements required by Law"), no party may, before or after Completion, make or send a public announcement, communication or circular concerning the transactions referred to in this agreement unless it has first obtained the written consent of the other parties which consent is not to be unreasonably withheld or delayed.

  However, the Buyer may make or send communications or circulars to communicate on a private basis with customers, employees and stakeholders for the sole purpose of satisfying its obligations under clause 4.2.

14.2 Public announcements required by Law

  Clauses 13.1 ("Confidential Information") and 14.1 ("Public announcements") do not apply to a public announcement, communication or circular required by Law or a regulation of a stock exchange.

15    Costs and stamp duty

15.1 Legal costs

  The Seller and the Buyer agree to pay their own legal advisory consultants and other costs and expenses in connection with the negotiation, preparation, execution and completion of this agreement and other related documentation, except for:

  (a)
  stamp duty which the Buyer is liable for in accordance with clause 15.2; and

  (b)
  all legal and other costs associated with the negotiation, preparation and registration of all Security Documentation and guarantees in relation to the payment of the balance of the Purchase Price as contemplated by clause 6.2 which the Buyer is liable for and agrees to pay.

15.2 Stamp duty

  The Buyer agrees to pay all stamp duty (including fines and penalties) chargeable, payable or assessed in relation to this agreement and the transfer of the Shares to the Buyer.

16    Notices and other communications

16.1 Form—all communications

  Unless expressly stated otherwise in this agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this agreement must be:

  (a)
  in writing;

  (b)
  signed by the sender (if an individual) or an Authorised Officer of the sender; and

  (c)
  marked for the attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified.

16.2 Form—communications sent by email

  Communications sent by email need not be marked for attention in the way stated in clause 16.1 ("Form—all communications"). However, the email:

  (a)
  must state the first and last name of the sender; and

  (b)
  must be in plain text format or, if attached to an email must be an Adobe Portable Document Format.

  Communications sent by email are taken to be signed by the named sender.

16.3 Delivery

  Communications must be:

  (a)
  left at the address set out or referred to in the Details;

  (b)
  sent by prepaid ordinary post (airmail if appropriate) to the address set out or referred to in the Details;

  (c)
  sent by fax to the fax number set out or referred to in the Details; or

  (d)
  sent by email to the address set out or referred to in the Details; or

  (e)
  given in any other way permitted by Law.

  However, if the intended recipient has notified a changed address, fax number or email address then the communication must be to that address, fax number or email address.

16.4 When effective

  Communications take effect from the time they are received or taken to be received under clause 16.5 ("When taken to be received") (whichever happens first) unless a later time is specified.

16.5 When taken to be received

  Communications are taken to be received:

  (a)
  if sent by post, three days after posting (or seven days after posting if sent from one country to another); or

  (b)
  if sent by fax, at the time shown in the transmission report as the time that the whole fax was sent; or

  (c)
  if sent by email;

  (i)
  when the sender receives an automated message confirming delivery; or

  (ii)
  four hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered,

    whichever happens first.

16.6 Receipt outside business hours

  Despite clauses 16.4 ("When effective") and 16.5 ("When taken to be received"), if communications are received or taken to be received under clause 16.5 after 5.00pm in the place of receipt or on a non-Business Day, they are taken to be received at 9.00am on the next Business Day and take effect from that time unless a later time is specified.

17    Assignment

  No party may assign or otherwise deal with its rights under this agreement or allow any interest in them to arise or be varied in each case without the consent of the other party, which consent must not be unreasonably withheld or delayed.

18    Miscellaneous

18.1 Discretion in exercising rights

  A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this agreement expressly states otherwise.

18.2 Partial exercising of rights

  If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later.

18.3 No liability for loss

  A party is not liable for Loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this agreement.

18.4 Approvals and consents

  By giving its approval or consent a party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

18.5 Conflict of interest

  The parties' rights and remedies under this agreement may be exercised even if it involves a conflict of duty or a party has a personal interest in their exercise.

18.6 Remedies cumulative

  The rights and remedies provided in this agreement are in addition to other rights and remedies given by Law independently of this agreement.

18.7 Rights and obligations are unaffected

  Rights given to the parties under this agreement and the parties' liabilities under it are not affected by anything which might otherwise affect them by Law.

18.8 Variation and waiver

  A provision of this agreement or a right created under it may not be waived or varied except in writing, signed by the party or parties to be bound.

18.9 No merger

  The Warranties, undertakings and indemnities in this agreement including those contained in clause 11 ("Buyer's warranties") do not merge and are not extinguished on Completion and will survive after Completion.

18.10  Indemnities

  Subject to this agreement, the indemnities in this agreement are continuing obligations, independent from the other obligations of the parties under this agreement and continue after this agreement ends. It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity under this agreement.

18.11  Further steps

  Each party agrees, at its own expense, to do anything the other party asks (such as obtaining consents, signing and producing documents and getting documents completed and signed) as may be necessary or desirable to give full effect to the provisions of this agreement and the transactions contemplated by it.

18.12  Entire agreement

  This agreement constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter other than the Licence Agreement.

18.13  Construction

  No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of, or seeks to rely on, this agreement or any part of it.

18.14  Knowledge and belief

  Any statement made by a party on the basis of its knowledge, information, belief or awareness, is made on the basis that the party has, in order to establish that the statement is accurate and not misleading in any material respect, made all reasonable enquiries of its officers, managers and employees who could reasonably be expected to have information relevant to matters to which the statement relates.

19    Governing Law, jurisdiction and service of process

19.1 Governing Law

  This agreement is governed by the Law in force in the place specified in the Details. Each party submits to the non-exclusive jurisdiction of the courts of that place.

19.2 Serving documents

  Without preventing any other method of service, any document in an Action may be served on a party by being delivered to or left at that party's address in the Details.

20    Counterparts

  This agreement may consist of a number of copies, each signed by one or more parties to the agreement. If there are a number of signed copies they are treated as making up the one document and the date on which the last counterpart is executed will be the date of the agreement.

EXECUTED as an agreement

1      Interpretation

  These meanings apply unless the contrary intention appears:

  Action means an action, dispute, Claim, demand, investigation, inquiry, prosecution, litigation, proceeding, arbitration, mediation or dispute resolution.

  Buyer means Humanis Blue Pty Limited.

  Claim means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise and which either party has or may have against the other in connection with the cessation of the Officer's employment with the Company.

  Seller means Westaff Inc.

2      Release of Officer

  To the maximum extent permitted by law, the Company agrees:

  (a)
  to unconditionally release the Officer from all rights and Claims relating to his employment or his engagement by the Company; and

  (b)
  not to issue any proceedings in respect of rights and Claims relating to their employment or their engagement by the Company.

  The Officer may plead this deed in bar to any Claim or proceedings by the Company or any person claiming on their behalf in respect of Claims or any matter related thereto other than a Claim in relation to a breach of this deed by the Officer.

3      Indemnity

  To the maximum extent permitted by law the Company will indemnify the Officer against all Claims which the Company or any shareholder of the Company has or may have at any time against the Company in respect of his employment with the Company and any conduct of the Officer involving or relating in any way whatsoever to other shareholders of the Company as at Completion.

4      Severability

  If the whole or any part of a provision of this deed is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this deed has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this deed or is contrary to public policy.

5      Entire agreement

  This deed constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

6      General

6.1   Partial exercising of rights

  If a party does not exercise a right or remedy fully or at a given time, the party may still exercise it later.

6.2   Remedies cumulative

  The rights and remedies provided in this deed are in addition to other rights and remedies given by law independently of this agreement.

6.3   Rights and obligations are unaffected

  Rights given to the parties under this deed and the parties' liabilities under it are not affected by anything which might otherwise affect them by law.

6.4   Variation and waiver

  A provision of this deed or a right created under it, may not be waived or varied except in writing, signed by the party or parties to be bound.

6.5   Costs

  Each party will pay its reasonable legal costs and expenses in connection with the preparation, execution and completion of this deed.

6.6   Supervening legislation

  Any present or future legislation which operates to vary the obligations of a party in connection with this deed with the result that another party's rights, powers or remedies are adversely affected (including, by way of delay or postponement) is excluded except to the extent that its exclusion is prohibited or rendered ineffective by law.

6.7   Counterparts

  This deed may be executed in counterparts. All counterparts when taken together are to be taken to constitute one instrument.

7      Governing law

7.1   Governing law

  This deed is governed by the law in force in Melbourne, Victoria, Australia. Each party submits to the non-exclusive jurisdiction of the courts of that place.

7.2   Jurisdiction

  Each party submits to the non-exclusive jurisdiction of the courts of Victoria, Australia and courts of appeal from them. Each party waives any right it has to object to an Action being brought in those courts including, without limitation, by claiming that the Action has been brought in an inconvenient forum or that those courts do not have jurisdiction.

7.3   Serving documents

  Without preventing any other method of service, any document in an Action may be served on a party by being delivered or left at that party's address in the Details.

EXECUTED as a deed.

DATED:

EXECUTED by [COMPANY NAME] in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:	) ) ) )
Signature of director	) ) ) ) )	Signature of director/company secretary* *delete whichever is not applicable
)
Name of director (block letters)	) ) )	Name of director/company secretary* (block letters) *delete whichever is not applicable

SIGNED, SEALED AND DELIVERED by [OFFICER NAME] in the presence of:	) ) ) ) )
Signature of witness	) ) )
Name of witness (block letters)	) ) )	Signature of [OFFICER NAME]

Signing page

DATED: 27 September 2008

SIGNED by MICHAEL WILLIS as authorised representative for WESTAFF INC in the presence of:	) ) ) ) )
/s/ M. Johnson Signature of witness	) ) ) )
M Johnson Name of witness (block letters)	) ) ) ) ) ) )	/s/ Michael Willis By executing this agreement the signatory warrants that the signatory is duly authorised to execute this agreement on behalf of WESTAFF, INC

EXECUTED by HUMANIS BLUE PTY LIMITED in accordance with section 127(1) of the Corporations Act 2001 (Cwlth) by authority of its directors:	) ) ) ) ) ) )
/s/ Angus Mason Signature of director	) ) ) ) ) )	Signature of director/company secretary* *delete whichever is not applicable
Angus Mason Name of director (block letters)	) ) ) ) )	Name of director/company secretary* (block letters) *delete whichever is not applicable

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  Exhibit 2.1